Exhibit 10.1

Finisar Corporation
January 11, 2018

Michael Hurlston
14527 Singing Hill Lane
Saratoga, CA 95070

Dear Michael:
I am pleased to offer you a position with Finisar Corporation (the “Company”) as its Chief Executive Officer reporting directly to the Company’s Board of Directors (the “Board”) commencing on January 11, 2018 (the “Hire Date”). Unless otherwise defined in this letter, capitalized terms will have the meanings set forth in Appendix A.
1.Duties.  As Chief Executive Officer, you will have such duties, authority and responsibilities commensurate with those customarily associated with that position, including such duties and responsibilities of at least equivalent level as reasonably assigned by the Board. During the period that you serve as the Company’s Chief Executive Officer, the Company will nominate you to serve as a member of the Board, and you will be appointed to the Board on the Hire Date. You will devote substantially all of your business time, attention and skill to such duties, use your best efforts to promote the success of the business of the Company, and perform your duties in compliance with the Company’s personnel policies, code of conduct, and applicable law. For the duration of your term of employment with the Company, you agree not to (a) actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration or (b) render commercial or professional services of any nature to any person or organization, whether or not for compensation, in each case, without the prior written approval of the Board. The Company hereby consents that, during your employment with the Company, you may continue to serve on the Advisory Board and other committees of Vilynx.
2.Base Salary.  You will receive an initial annual base salary of $700,000 (the “Base Salary”), which will be paid, less applicable withholdings and authorized deductions, in accordance with the Company’s normal payroll procedures. Commencing in May 2019, the Compensation Committee of the Board (the “Committee”) will review your Base Salary annually for adjustments as determined by the Committee in its discretion.
3.Annual Performance Bonus.  Commencing in fiscal year 2019 (i.e. April 30, 2018 through April 28, 2019), you will be eligible to receive an annual cash bonus, with a target bonus amount of 115% of your Base Salary, based upon achievement of annual Company and individual performance objectives provided to you in writing within 90 days after the close of each fiscal year as established by the Committee in consultation with you (the “Bonus”). Following the end of each fiscal year, the Committee will determine in good faith the extent to which the performance objectives relating to the Bonus for that year were achieved and the extent to which the Bonus becomes earned for that year. In addition, if the Company’s performance during the fourth fiscal quarter of fiscal year 2018 results in an accrual for management and employee bonuses generally for such quarter, the Committee may, in its sole discretion, award you a bonus, based on the Board’s assessment of your performance during such fiscal quarter. For any fiscal year in which you are eligible to earn a Bonus, you must be actively and continuously employed through the end of the applicable fiscal year and the date bonuses are paid generally to the Company’s executives for that fiscal year. Any Bonus payment will be subject to applicable withholdings and authorized deductions.
4.Employee Benefits.  As a full-time employee of the Company, you will be eligible to participate in the employee benefit plans, including health, dental and vision insurance plans, and other benefits outlined in the Company’s employee handbook (including paid vacation and sick days) that are generally made available to senior executives of the Company, subject to the terms, conditions and eligibility requirements of such plans and the employee handbook. You shall also be deemed a participant in and be eligible to receive the benefits in the Company’s Executive Retention and Severance Plan (the “Severance Plan”). You shall be entitled to enter into the Company’s standard director and officer indemnification agreement.
5.Expenses.  You will be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment and travel expenses incurred in connection with the performance of your duties hereunder in accordance with the Company’s expense reimbursement policies and procedures.
6.Equity Grants.
a.Initial Stock Option: It will be recommended that the Committee grant you on the Hire Date an option (the “Option”) to purchase 740,000 shares of the Company’s common stock.  The Option will have an exercise price equal to the closing price (in regular trading) of the Company’s common stock on NASDAQ on the Hire Date (the “Closing Price”) and will vest as follows: an initial installment equal to 20% of the Option shares shall vest on the one year anniversary of the Hire Date and, thereafter, the remaining 80% of the Option shares shall vest in fourteen substantially equal installments on each subsequent three month anniversary of the Hire Date, with the first such installment vesting on April 11, 2019 and the fourteenth installment vesting on June 11, 2022, subject to you continuing to provide services to the Company through each such vesting installment date. The Option will be an incentive stock option to the maximum extent permitted by applicable law and, once vested, no stock options granted to you by the Company will be subject to any forfeiture, clawback or Company repurchase rights except as provided by applicable law or stock exchange rules. The Option will have a maximum term of 10 years, subject to earlier termination in connection with a termination of your employment or a change in control of the Company; provided, however, you will have ninety (90) days following the Separation Date to exercise any vested stock options, except in the event of a termination due to death, Disability (as described in the Plan) or in connection with a Change of Control (as described in the Severance Plan) (in which case a longer time period for exercise of vested stock options shall apply, as provided in the applicable plan). The Option will be subject to the terms of the Company’s current stock incentive plan (the “Plan”) and a stock option agreement evidencing the terms of the Option, with such agreement to be consistent with the terms herein.
b.Initial RSU Award. It shall be recommended that the Committee grant you on the Hire Date an award of restricted stock units (the “RSU Award”), with the number of restricted stock units subject to the RSU Award determined by dividing Three Million Dollars ($3,000,000) by the Closing Price. The RSU Award will vest in substantially equal annual installments on each of the first four anniversaries of the Hire Date, subject to you continuing to provide services to the Company through each such vesting installment date. The RSU Award will be subject to the terms of the Plan and a restricted stock unit award agreement evidencing the terms of the RSU Award, with such agreement to be consistent with the terms herein.
c.Subsequent Equity Grants. Commencing on May 1, 2019, you will be eligible to receive annual stock option and/or restricted stock unit awards as the Committee determines in its sole discretion at the same time that it generally determines grants of equity awards to other Company senior executives.

7.
Termination. Subject to the terms of this Section 7, you will be employed by the Company on an at-will basis and your employment with the Company may be terminated at any time by the Company or you, for any reason, with or without cause, and with or without advance notice. The effective date of the termination of your employment for any reason is referred to herein as the “Separation Date”. Upon the earlier to occur of the Separation Date and the date you cease serving the Company as its Chief Executive Officer, you shall be deemed to have automatically resigned from the Board and you agree to promptly take all actions reasonably necessary to effectuate such resignation and to remove yourself as an authorized signatory for the Company for any purpose.

a.Termination Due to Death or Disability. Your employment with the Company will terminate upon your death or due to your Disability. Upon a termination due to your death or Disability, the Company shall not be obligated to make any further payments to you hereunder, except amounts due as Base Salary that have not yet been paid as of the Separation Date, any accrued but unused vacation earned as of the Separation Date, and reimbursement for any documented expenses incurred prior to the Separation Date in accordance with Section 5 of this letter agreement (collectively, the “Accrued Obligations”).
b.Termination by You. You may terminate your employment with the Company without Good Reason at any time with sixty (60) days advance written notice to the Company, which the Board may accelerate to an earlier date at its discretion so long as it provides you with Base Salary for a period of at least fifteen (15) days or the number of days remaining through the notice period you provided. Upon a termination of your employment by you without Good Reason, the Company shall not be obligated to make any further payments to you hereunder, except for the Accrued Obligations. You may also terminate your employment with the Company with Good Reason in accordance with the notice, cure and termination provisions set forth in the definition of such term in Exhibit A. If your employment is terminated by you for Good Reason, in addition to the Accrued Obligations, you will be eligible to receive the severance benefits set forth in Section 7(d) or Section 7(e), as applicable.
c.Termination by Company. The Company may terminate your employment with the Company with or without Cause at any time upon written notice to you. Upon a termination of your employment by the Company for Cause, the Company shall not be obligated to make any further payments to you hereunder, except for the Accrued Obligations. If your employment is terminated by the Company without Cause, in addition to the Accrued Obligations, you will be eligible to receive the severance benefits set forth in Section 7(d) or Section 7(e), as applicable.
d.Termination Other than for Cause, death or Disability, or Resignation for Good Reason, in each case within the Change in Control Period.  If during the Change in Control Period, (i) the Company (or its successor) terminates your employment other than for Cause, death or Disability or (ii) you resign from your employment with the Company (or its successor) for Good Reason, then, provided you sign and do not revoke the Release as provided in the Severance Plan and you comply with all of your obligations under the Confidential Information Agreement (as defined below), you will be entitled to receive, in addition to the Accrued Obligations, the severance benefits set forth in Section 5 of the Severance Plan (the “CIC Severance Benefits”).
e.Termination Other than for Cause, death or Disability, or Resignation for Good Reason Outside the Change in Control Period.  If other than during the Change in Control Period, (i) the Company (or its successor) terminates your employment other than for Cause, death or Disability or (ii) you resign from your employment with the Company (or its successor) for Good Reason, then, provided you sign and not revoke the Release within 60 days of the date your employment with the Company (or its successor) terminates and you comply with all of your obligations under the Confidential Information Agreement, you will be entitled to receive, in addition to the Accrued Obligations, the following severance benefits subject to the terms of Appendix A (the “Severance Benefits”):

i.a lump-sum cash payment equal to twelve times your Base Salary Rate to be paid on the sixtieth (60th) day following your Separation Date (or within 10 business days thereafter);
ii.if such termination or resignation occurs within the first 12 months following the Hire Date, accelerated vesting as of your Separation Date with respect to 20% of the shares underlying the Option and 25% of the shares underlying the RSU Award, with any portion of each such award that is not vested after giving effect to this acceleration provision to terminate as of your Separation Date; and
iii.reimbursement (or, at your election, direct payment by the Company to the applicable plan administrator) of the premiums necessary for you to continue healthcare coverage for you and your eligible dependents under the Company’s group medical, dental and vision insurance plans pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) or, as applicable, Cal-COBRA for a period commencing on the Separation Date and ending on the earlier to occur of (X) the twelve (12) month anniversary of the Separation Date, (Y) the date you become eligible for healthcare coverage from a subsequent employer (and you will be required to notify the Company promptly upon becoming eligible for such healthcare coverage) and (Z) the date the Company no longer maintains a group health plan for any of its employees.
f.No Duty to Mitigate. You shall not be required to mitigate the amount of any payment or the value of any benefit contemplated by this letter agreement. No payment or benefit provided for in this letter agreement shall be offset or reduced by the amount of any earnings that you may receive from any other source.
g.Consequences of Termination. The Severance Benefits and, as applicable, the CIC Severance Benefits provided under this letter agreement to you shall be in lieu of any termination or severance payments or benefits for which you may be eligible under any of the plans, policies or programs of the Company or its affiliates, or under applicable law, and shall be the exclusive remedy arising out of or relating to the termination of your employment with the Company.

8.
Confidential Information Agreement; Compliance with Company Policies.  As a condition of your employment, you are also required to sign and comply with the Company’s standard proprietary information and invention assignment agreement (the “Confidential Information Agreement”), which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information. Notwithstanding any provision in the Confidential Information Agreement or any other agreement between you and the Company:

a.following termination of employment, you may retain, in hardcopy and/or electronic format, and use any Microsoft Outlook Contacts and similar contact information maintained by you as of your Separation Date, and may also continue to maintain and use any personal or professional profile, accounts or contacts contained on any LinkedIn, Facebook or other social media site or system existing as of your Separation Date;
b.nothing prohibits use of general recruiting advertisements or search firm services which are not targeted at the Company or any specific employee, consultant or independent contractor of Company;
c.nothing prohibits you from providing truthful testimony or otherwise responding accurately and fully to any question, inquiry or request for information or disclosure of documents when required by legal process, subpoena, notice, court order or law (including, without limitation, in any criminal, civil, governmental or regulatory proceeding or investigation), or as necessary in any legal dispute with the Company.
As a Company employee, you will also be expected to abide by the Company’s rules and standards, including its personnel policies and code of conduct.

9.
Prior Restrictions. You represent and warrant that (a) you are free to enter into this letter agreement and become employed by the Company; (b) you are not subject to any contracts or restrictive covenants with any current or prior employer or other third party that materially restricts or interferes with your obligations or ability to perform your duties under this letter agreement and as Chief Executive Officer; (c) you will not use or disclose any confidential information or trade secrets of any current or prior employer or other third party (without express written consent of such third party) in connection with your performance of duties for the Company; and (d) you will comply with any lawful restrictive covenants that he has entered into with any current or prior employer or other third party that prohibit you from soliciting any employees or consultants of such prior employer or third party.

10.
Litigation/Audit Cooperation. You agree that following the termination of your employment for any reason, you will reasonably cooperate at mutually convenient times in connection with (a) the defense of, or prosecution by, the Company or any of its affiliates with respect to any threatened or pending litigation, arbitration, or in any investigation or proceeding by any governmental agency or body that relates to any events or actions which occurred during the term of your employment with, or service to, the Company; and (b) any audit of the financial statements of the Company or its affiliates with respect to the period of time when you were employed by the Company. The Company shall: (i) promptly reimburse you for any reasonable travel or other expenses incurred by you in connection with such cooperation; and (ii) except during any period you are receiving severance, compensate you for any time spent in providing such cooperation at an hourly rate of pay calculated based on your Base Salary as of the Separation Date divided by 2080, provided, however, that the Company will not compensate you for any time you spend providing testimony in any legal proceeding.

11.
Conflicting Interests.  We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. The Company understands that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Notwithstanding the foregoing, nothing herein or any other agreement between you and the Company prohibits you from holding any passive interest in any investment funds or other passive investments of no more than two percent (2%) of the equity securities of any public company.

12.	Arbitration
a.In exchange for the benefits of the speedy, economical and impartial dispute resolution procedure of arbitration, the Company and you, with the advice and consent of their selected counsel, choose to forego their right to resolution of their disputes in a court of law by a judge or jury, and instead elect to treat their disputes, if any, pursuant to the Federal Arbitration Act.
b.You and the Company agree that any and all claims or controversies whatsoever brought by you or the Company, arising out of or relating to this letter agreement, your employment with Company, or otherwise arising between the Company and you, will be settled by final and binding arbitration in Santa Clara County, California or such other location as may be mutually agreed by parties in accordance with the Employment Arbitration Rules and Procedures of Judicial Arbitration and Mediation Services, Inc. (“JAMS”) then in effect, as modified in any respect necessary to comply with California law for the arbitration of such disputes. This includes all claims whether arising in tort or contract and whether arising under statute or common law. Such claims may include, but are not limited to, those relating to this letter agreement, wrongful termination, retaliation, harassment, or any statutory claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Americans with Disabilities Act, or any similar federal or state laws, regulations, or constitutions. In addition, any claims arising out of the public policy of California, any claims of wrongful termination, employment discrimination, retaliation, or harassment of any kind, as well as any claim related to the termination or non-renewal of this letter agreement shall be arbitrated under the terms of this letter agreement. The obligation to arbitrate such claims will survive the termination of this letter agreement. To the extent permitted by law, the hearing and all filings and other proceedings shall be treated in a private and confidential manner by the arbitrator and all parties and representatives, and shall not be disclosed except as reasonably necessary to prosecute or defend the dispute, in any related judicial proceedings or as required by legal process, subpoena, notice, court order or law (including, without limitation, in any criminal, civil, governmental or regulatory proceeding or investigation).
c.The arbitration will be conducted before an arbitrator to be mutually agreed upon by the parties from JAMS’ panel of arbitrators. In the event that the parties are unable to mutually agree upon the arbitrator, JAMS shall provide a slate of seven (7) arbitrators with experience in employment law and each party shall have the opportunity to strike two names and rank the remaining arbitrators in order of preference. JAMS shall then select the highest ranked arbitrator to preside over the arbitration. If JAMS is unable to provide an arbitrator who has experience in employment law, the parties may jointly or separately petition the court for appointment of an arbitrator with such experience. In resolving any matter submitted to arbitration, the arbitrator will strictly follow the substantive law applicable to the dispute, claim or controversy and the arbitrator’s authority and jurisdiction shall be limited to determining the dispute in conformity with applicable law as to liability, damages and remedies, to the same extent as if the dispute was determined by a court without a jury. The arbitrator will have jurisdiction to determine the arbitrability of any claim. The arbitrator shall have the authority to grant all monetary or equitable relief (including, without limitation, injunctive relief, ancillary costs and fees, and punitive damages) available under state and Federal law. The arbitrator shall render an award that will include a written statement of decision setting forth the arbitrator’s findings of fact and conclusions of law. Judgment on any award rendered by the arbitrator may be entered and enforced by any court having jurisdiction thereof. In addition to any other relief awarded, the prevailing party in any arbitration or court action covered by this letter agreement, as determined by the arbitrator or court in a final judgment or decree, shall be entitled to recover its or his costs, expenses, and reasonable attorneys’ fees to the extent permitted by law.
d.    Notwithstanding anything to the contrary herein, either party may seek provisional injunctive relief (including temporary restraining orders and preliminary injunctions) in any court of competent jurisdiction to ensure that the relief sought in arbitration is not rendered ineffectual by interim harm. You and the Company will also have the right to seek review in the California courts in the event the arbitrator exceeds his or her authority or commits any errors of law.

13.
Proof of Eligibility to Work.  For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three business days of your date of hire, or our employment relationship with you may be terminated without any of the benefits described herein.

14.
Counterparts. This letter agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Photographic, facsimile or PDF copies of such signed counterparts may be used in lieu of the originals for any purpose.

15.
Construction; Governing Law; Successors. Each party has cooperated in the drafting and preparation of this letter agreement, and therefore, the letter agreement shall not be construed against either party on the basis that any particular party was the drafter. This letter agreement will be governed by California law, without regard to its conflict of law rules. The Company will require any successors or assigns to expressly assume and agree to perform this letter agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. The terms of this letter agreement and all of your rights hereunder will inure to the benefit of, and be enforceable by, your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

16.
Voluntary Counsel. You acknowledge and agree that you have read and understood this letter agreement prior to signing it, you have entered into this letter agreement freely and voluntarily and you have had the opportunity to seek legal counsel prior to entering into this letter agreement.

17.	Attorneys’ Fees. The Company will reimburse you for reasonable attorneys’ fees that you incur in connection with the drafting of this letter agreement in an amount of up to $15,000.00.

18.
Entire Agreement; Modifications. This letter agreement and the documents referenced in it, as modified in any way herein, including the Confidential Information Agreement, constitute the entire agreement between the parties with respect to the subject matter hereof and supersede and completely and irrevocably terminates any and all other previous or contemporaneous communications, representations, understandings, agreements, negotiations and discussions, either oral or written, between the parties with respect to the subject matter hereof. The parties acknowledge and agree that there are no written or oral agreements, understandings, or representations, directly or indirectly related to this letter agreement or your employment, compensation or benefits that are not set forth herein. This letter agreement may be altered or amended in any of its provisions only by the mutual written, signed agreement of the parties hereto. In the event of any conflict between any of the terms in this letter agreement and the terms of any other agreement between you and the Company, the terms of this letter agreement will control.

19.
Deadline. To accept the Company’s offer, please sign and date this letter in the space provided below. If you accept our offer, your first day of employment will be January 11, 2018. This offer of employment will terminate if it is not accepted, signed and returned by 12:00 p.m. on January 11, 2018.

We look forward to your favorable reply and to working with you at the Company.
Sincerely,
/s/ Robert Stephens
Robert N. Stephens
Lead Director
Finisar Corporation
Agreed to and accepted:
MICHAEL HURLSTON

/s/ Michael Hurlston
Michael Hurlston
Date:

Appendix A
ADDITIONAL TERMS TO EMPLOYMENT LETTER
Unless otherwise defined below, capitalized terms used herein will have the meanings set forth in the letter agreement.

(1)	Section 409A.
(a)It is intended that any benefits and amounts payable under this letter agreement shall either be exempt from or comply with Section 409A so as not to subject you to payment of any additional tax, penalty or interest imposed under Section 409A. The provisions of this letter agreement shall be construed and interpreted to the maximum extent reasonably permissible to avoid the imputation of any such additional tax, penalty or interest under Section 409A yet preserve (to the nearest extent reasonably possible) the intended benefit payable to you. Any installment payments provided for in this letter agreement shall be treated as a series of separate payments for purposes of Section 409A.
(b)If you are a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of your separation from service (as defined under Section 409A), you shall not be entitled to any payment or benefit pursuant to Section 7(d) or (e) until the earlier of (i) the date which is six (6) months after your separation from service for any reason other than death, or (ii) the date of your death. The provisions of this paragraph shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A. Any amounts otherwise payable to you upon or in the six (6) month period following your separation from service that are not so paid by reason of this paragraph shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after your separation from service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of your death).
(c)To the extent that any benefits pursuant to Section 7(d)(iii) or 7(e)(iii) or reimbursements pursuant to Section 5 are taxable to you, any reimbursement payment due to you pursuant to any such provision shall be paid to you on or before the last day of your taxable year following the taxable year in which the related expense was incurred. The benefits and reimbursements pursuant to such provisions are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that you receive in one taxable year shall not affect the amount of such benefits or reimbursements that you receive in any other taxable year.
(d)If you or the Company reasonably determine that any payment or benefit hereunder will violate Section 409A, you and the Company will use commercially reasonable efforts to restructure the payment or benefit in a manner that is either exempt from or compliant with Section 409A.  You and the Company agree to execute any and all amendments to this letter agreement as they deem advisable to help comply with the distribution provisions of Section 409A in an effort to avoid or minimize, to the extent allowable by law, the tax (and any interest or penalties thereon) associated with Section 409A. If it is determined that a payment or benefit under this letter agreement was (or may be) provided in violation of Section 409A, the Company will cooperate reasonably with any effort by you to mitigate the tax consequences of such violation, including cooperation with your participation in any IRS voluntary compliance program or other correction procedure under Section 409A that may be available to you.

(2)	Definitions.
(a)“Base Salary Rate” shall have the meaning ascribed to such term in the Severance Plan.
(b)“Cause” shall have the meaning ascribed to such term in the Severance Plan.
(c)“Change in Control” shall have the meaning ascribed to such term in the Severance Plan.
(d)“Change in Control Period” shall have the meaning ascribed to such term in the Severance Plan, except for purposes of this Agreement, the Change in Control Period shall be deemed to commence ninety (90) days before a Change in Control.
(e)“Code” is defined as the Internal Revenue Code of 1986, as amended.
(f)“Disability” is defined as a mental or physical impairment that renders you unable to perform the essential functions of your position with the Company, after taking into account any reasonable accommodations that do not impose an undue hardship on the Company, for a period of ninety (90) consecutive days or a total of one-hundred twenty days in any rolling one-year period (“Disability”), as determined by the Board in its discretion.
(1)“Good Reason” shall have the meaning ascribed to such term in the Severance Plan, except that such acts or omissions giving rise to a termination for a Good Reason shall apply before (as well as upon or after) a Change in Control.
(2)“Release” shall have the meaning ascribed to such term in the Severance Plan.
(g)“Section 409A” is defined as Section 409A of the Code and the final regulations and any guidance thereunder and any applicable state law equivalent, as each may be amended or promulgated from time to time.
(h)No act or failure to act on your part shall be considered “willful” unless it is done, or omitted to be done, by you intentionally, in bad faith and without reasonable belief that the action or omission was in the best interest of the Company.

(3)	Limitation on Payments.
(a) Notwithstanding anything contained in this letter agreement to the contrary, to the extent that the payments and benefits provided under this letter agreement and benefits provided to you, or for your benefit, under any other Company plan or agreement (such payments or benefits are collectively referred to as the “Benefits”) would be subject to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Code, the Benefits shall be reduced (but not below zero) if and to the extent that a reduction in the Benefits would result in you retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the Excise Tax), than if you received all of the Benefits (such reduced amount is referred to hereinafter as the “Limited Benefit Amount”). Unless you shall have given prior written notice specifying a different order to the Company to effectuate the Limited Benefit Amount, any such notice consistent with the requirements of Section 409A of the Code to avoid the imputation of any tax, penalty or interest thereunder, the Company shall reduce or eliminate the Benefits by first reducing or eliminating those payments or benefits which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Determination (as hereinafter defined). Any notice given by you pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing your rights and entitlements to any benefits or compensation.
(b) A determination as to whether the Benefits shall be reduced to the Limited Benefit Amount pursuant to this letter agreement and the amount of such Limited Benefit Amount shall be made by the Company’s independent public accountants or another certified public accounting firm or executive compensation consulting firm of national reputation designated by the Company (the “Firm”) at the Company’s expense. The Firm shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation to the Company and you within ten (10) business days of the date of termination of your employment, if applicable, or such other time as reasonably requested by the Company or you (provided you reasonably believe that any of the Benefits may be subject to the Excise Tax), and if the Firm determines that no Excise Tax is payable by you with respect to any Benefits, it shall furnish you with an opinion reasonably acceptable to you that no Excise Tax will be imposed with respect to any such Benefits. Unless you provide written notice to the Company within ten (10) business days of the delivery of the Determination to you that you dispute such Determination, the Determination shall be binding, final and conclusive upon the Company and you.